EXHIBIT 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in this registration statement on Form S-4 of Pioneer Natural Resources Company (“Pioneer”) and the related proxy statement/prospectus of the reference to and report of Netherland, Sewell & Associates, Inc. contained in Pioneer Southwest Energy Partners L.P.’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the caption “Experts” included in the proxy statement/prospectus.

NETHERLAND, SEWELL & ASSOCIATES, INC.

	By:	/s/ C.H. (Scott) Rees III, P.E.
C.H. (Scott) Rees III, P.E.
Dallas, Texas		Chairman and Chief Executive Officer
September 16, 2013